Exhibit 21.1

SUBSIDIARIES OF MONROE CAPITAL CORPORATION

Name	Jurisdiction
Monroe Capital Corporation SBIC, LP	Delaware
MCC SBIC GP, LLC	Delaware
MC Forest Park Lender, LLC	Delaware